Exhibit B

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

CONSOL ENERGY INC.

AND

CONSOL MINING CORPORATION

DATED AS OF NOVEMBER 28, 2017

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Table of Definitions	1
1.2	Other Defined Terms	3
ARTICLE II THE SEPARATION		12
2.1	Transfer of Assets and Assumption of Liabilities	12
2.2	Coal Assets	14
2.3	Parent Assets	16
2.4	Coal Liabilities	16
2.5	Parent Liabilities	17
2.6	Approvals and Notifications	18
2.7	Novation of Liabilities	22
2.8	Release of Guarantees	23
2.9	Termination of Agreements	23
2.10	Treatment of Shared Contracts	24
2.11	Bank Accounts; Cash Balances	25
2.12	Ancillary Agreements	25
2.13	Disclaimer of Representations and Warranties	25
2.14	Financial Information Certifications	26
2.15	Transition Committee and Other Matters	26
2.16	CoalCo Financing Arrangements	26
2.17	Parent Financing Arrangements	27
ARTICLE III THE DISTRIBUTION		27
3.1	Sole and Absolute Discretion; Cooperation	27
3.2	Actions Prior to the Distribution	27
3.3	Conditions to the Distribution	28
3.4	The Distribution	29
ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION		30
4.1	Release of Pre-Distribution Claims	30
4.2	Indemnification by CoalCo	32
4.3	Indemnification by Parent	32
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	33
4.5	Procedures for Indemnification of Third-Party Claims	33
4.6	Additional Matters	35
4.7	Right of Contribution	36
4.8	Covenant Not to Sue	36
4.9	Remedies Cumulative	37
4.10	Survival of Indemnities	37
4.11	Real Property Transfer Documents	37
ARTICLE V CERTAIN OTHER MATTERS		37
5.1	Cooperation With Respect to Insurance Matters	37
5.2	Access to Insurance Policies	37
5.3	CoalCo Insurance Policies	38
5.4	Payments and Reimbursements	38
5.5	Directors and Officers Policies	39
ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		39
6.1	Agreement for Exchange of Information and Cooperation	39
6.2	Ownership of Information	40
6.3	Compensation for Providing Information	40
6.4	Record Retention	40
6.5	Limitations of Liability	40
6.6	Other Agreements Providing for Exchange of Information	40
6.7	Production of Witnesses; Records; Cooperation	41
6.8	Privileged Matters	41
6.9	Confidentiality	43
6.10	Protective Arrangements	44

i

ARTICLE VII DISPUTE RESOLUTION		44
7.1	Good-Faith Officer Negotiation	44
7.2	Mediation	45
7.3	Arbitration	45
7.4	Injunctive Relief; Litigation	46
7.5	Conduct During Dispute Resolution Process	46
ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		47
8.1	Further Assurances	47
8.2	Non-Solicitation; No Hire; Non-Compete; Options	47
8.3	Late Payments	49
8.4	Inducement	49
8.5	Post-Effective Time Conduct	49
ARTICLE IX TERMINATION		50
9.1	Termination	50
9.2	Effect of Termination	50
ARTICLE X MISCELLANEOUS		50
10.1	Counterparts; Entire Agreement; Corporate Power	50
10.2	Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL	51
10.3	Assignability	51
10.4	Third-Party Beneficiaries	52
10.5	Notices	52
10.6	Severability	52
10.7	Force Majeure	52
10.8	No Set-Off	53
10.9	Publicity	53
10.10	Expenses	53
10.11	Headings	53
10.12	Survival of Covenants	53
10.13	Waivers of Default	53
10.14	Specific Performance	53
10.15	Amendments	53
10.16	Interpretation	54
10.17	Limitations of Liability	54
10.18	Performance	54
10.19	Mutual Drafting	54

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EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of CoalCo
Exhibit B	Amended and Restated Bylaws of CoalCo

SCHEDULES

Schedule 1.2(a)	Other Coal Contracts
Schedule 1.2(b)	Coal Environmental Liabilities
Schedule 1.2(e)	Coal Surface Property
Schedule 1.2(f)	Employee and Retiree Liability
Schedule 1.2(g)	Leatherwood Property
Schedule 1.2(h)	ORRIs
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(b)	Transferred Entities
Schedule 2.2(g)(i)	Excluded Unmined Coal
Schedule 2.2(g)(ii)	Tangible Personal Property in Coal Business
Schedule 2.2(i)	Discontinued Business
Schedule 2.2(l)	Headquarters Lease
Schedule 2.2(m)	Carbon Credits
Schedule 2.2(o)	Other Coal Assets
Schedule 2.3	Exception to Parent Assets
Schedule 2.4(g)	Other Coal Liabilities
Schedule 2.4(h)	Shared Environmental Liabilities
Schedule 2.7(a)	Exception to Novation of CoalCo Liabilities
Schedule 2.7(b)	Exception to Novation of Parent Liabilities
Schedule 2.8(c)	Guarantees
Schedule 2.9(b)	Related Party Agreements Not Being Terminated
Schedule 4.2(d)	Parent Indemnification
Schedule 4.3(d)	CoalCo Indemnification
Schedule 4.3(e)	Parent Statements in Form 10
Schedule 10.10	Expenses

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 28, 2017 (this “Agreement”), is by and between CONSOL Energy Inc., a Delaware corporation to be renamed CNX Resources Corporation (“Parent”), and CONSOL Mining Corporation, a Delaware corporation to be renamed CONSOL Energy Inc. (“CoalCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that will operate the Coal Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the Coal Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of 100% of the outstanding shares of common stock of CoalCo owned by Parent (the “Distribution”);

WHEREAS, CoalCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution (as defined herein) and the Distribution, taken together, shall qualify as a reorganization under Section 368(a)(1)(D) of the Code and the Distribution shall be a transaction described in Section 355(a) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, CoalCo and Parent have prepared, and CoalCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning CoalCo, the Separation and the Distribution;

WHEREAS, each of Parent and CoalCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, CoalCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and CoalCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Table of Definitions. The following terms have the meanings set forth in the section of this Agreement referenced below.

Definition	Section
Affected Business	Section 2.6(k)
Affected Real Property	Section 2.6(k)
Agreement	Preamble
Cash Transfer	Section 2.16(a)
Coal Assets	Section 2.2
Coal Liabilities	Section 2.4
CoalCo	Preamble
CoalCo Accounts	Section 2.11(a)
CoalCo Financing Arrangements	Section 2.16(a)
CoalCo Indemnitees	Section 4.3
CoalCo Option	Section 8.2(g)
CoalCo Senior Credit Facility	Section 2.16(a)
D&O Tail Program	Section 5.5(a)
Delayed Coal Asset	Section 2.6(c)
Delayed Coal Liability	Section 2.6(c)
Delayed Parent Asset	Section 2.6(h)
Delayed Parent Liability	Section 2.6(h)
Dispute	Section 7.1
Distribution	Recitals
Facility	Section 2.16(a)
Indemnifying Party	Section 4.4(a)
Indemnitee	Section 4.4(a)
Indemnity Payment	Section 4.4(a)
Initial Notice	Section 7.1
Linked	Section 2.11(a)
Mediation Notice	Section 7.2
Notes	Section 2.16(a)
Notice of Violation	Section 2.6(k)
Option Notice	Section 8.2(g)
Optionee	Section 8.2(g)
Optionor	Section 8.2(g)
Options	Section 8.2(g)
Parent	Preamble
Parent Accounts	Section 2.11(a)
Parent Assets	Section 2.3
Parent Board	Recitals
Parent Indemnitees	Section 4.2
Parent Liabilities Parent Option	Section 2.5 Section 8.2(g)
Partial Use of Proceeds	Section 2.16(a)
Plan of Reorganization	Section 2.1(a)
Separation	Recitals
Shared Contract	Section 2.10(a)
Third-Party Claim	Section 4.5(a)
Transfer Documents Transferred Entities	Section 2.1(b) Section 2.2(b)
Transition Committee	Section 2.15
Unreleased Coal Liability	Section 2.7(b)(ii)
Unreleased Parent Liability	Section 2.7(b)(ii)

1.2    Other Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, inquiry, subpoena, hearing, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, appellate or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. The parties agree that from and after the Effective Time, none of the members of the CoalCo Group are or will be deemed to be Affiliates of any member of the Parent Group and none of the members of the Parent Group are or will be deemed to be Affiliates of any member of the CoalCo Group.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the CoalCo Shares in connection with the Distribution.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the IP Matters Agreement, [the Master Cooperation and Safety Agreements] and the Transfer Documents. For the avoidance of doubt, Ancillary Agreements (i) shall include any Transfer Documents executed in connection with the Plan of Reorganization, regardless of whether such Transfer Documents are executed prior to or after this Agreement, and (ii) shall not include any on-going commercial agreements that were entered into by the Parties or any members of the Parent Group or CoalCo Group, including CNX Coal Resources, relating to operations of CNX Coal Resources prior to the date of Separation.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, guaranty, understanding or other arrangement.

“Benefit Plan” shall have the meaning set forth in the Employee Matters Agreement.

“CNX Coal Resources” shall mean the limited partnership known as CNX Coal Resources, LP.

“Coal Business” shall mean

(i)    the Pennsylvania Mining Complex,

(ii)    ownership interest in CNX Coal Resources and CNX Coal Resources GP, the general partner of CNX Coal Resources,

(iii)    the marine terminal at the Baltimore Port,

(iv)    undeveloped coal reserves located in the Northern Appalachian, Central Appalachian and Illinois basins and all other coal reserves and related coal assets in the US and Canada, and certain related coal assets and liabilities, and

(v)    any other business or operation owned or operated by Parent or CoalCo or their respective current or historic Affiliates, including operations that have been terminated, divested or otherwise discontinued, which directly or indirectly relate or are related to (A) the purchase, leasing, ownership, or sale of any interest in coal, (B) the purchase, leasing, ownership, or sale of any interest in any coal, coal mine, coal processing preparation plant, mine pond, mine water treatment plant, train or barge load-out site, coal shipping terminal or coal refuse site or (C) the operation of any coal mine, coal processing or preparation plant, mine pond, mine water treatment plant, train or barge load-out site, coal shipping terminal, coal refuse site or any other activity associated with a coal mine or coal mining.

excluding in each case the business, operations and activities primarily related to the Parent Assets and Parent Liabilities.

“Coal Contracts” shall mean the following contracts and agreements (or relevant portion of an agreement) to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that (y) Coal Contracts shall not include any whole contract or agreement (or the relevant portion of such agreement) that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement and (z) to the extent that a contract that relates to the Coal Business is a Shared Contract, only that portion of the contract that relates to the Coal Business will be deemed to be a Coal Contract:

(a)    any vendor contracts or agreements with a Third Party pursuant to which such Third Party provides information technology, human resources or financial services to either Party or any member of its Group primarily in connection with the Coal Business as of the Effective Time;

(b)    (i) any customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the Coal Business and (ii) with respect to any customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time that relates to the Coal Business but is not exclusively related to the Coal Business, only that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the Coal Business;

(c)    other than any vendor contracts or agreements addressed in clauses (a) and (b) above to the extent that they shall constitute a Coal Contract, any lease or license agreement entered into prior to the Effective Time exclusively related to the Coal Business;

(d)    any contract that is, or portion of any contract containing, any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other Coal Contract, any Coal Liability, or the Coal Business;

(e)    any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any CoalCo Group Employee (as defined in the Employee Matters Agreement) or consultants of the CoalCo Group that are in effect as of the Effective Time;

(f)    any contract or agreement (or portion thereof) that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to CoalCo or any member of the CoalCo Group;

(g)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Coal Business or entered into by or on behalf of any division, business unit or member of the CoalCo Group;

(h)    any credit or other financing agreement entered into by CoalCo and/or any member of the CoalCo Group in connection with the Separation;

(i)    (A) any other contract or agreement exclusively related to the Coal Business or Coal Assets, including any CoalCo Financing Arrangements, and (B) to the extent a contract or agreement is not exclusively related to the Coal Business or Coal Assets, that portion(s) of said contract or agreement that is related to the Coal Business or Coal Assets; and

(j)    any contracts, agreements or settlements listed on Schedule 1.2(a), including the right to recover any amounts under such contracts, agreements or settlements.

“Coal Environmental Liabilities” shall mean all Environmental Liabilities (i) to the extent relating to, arising out of or resulting from the Coal Business, (ii) that are otherwise allocated to a member of the CoalCo Group pursuant to this Agreement, or (iii) set forth on Schedule 1.2(b).

“Coal Intellectual Property” shall mean (a) the CONSOL Name and CONSOL Marks, (b) the Registrable IP set forth in the IP Matters Agreement as being transferred to CoalCo, and (c) all Other IP owned by a member of the CoalCo Group, exclusively used or exclusively held for use in the Coal Business, including any Other IP set forth in the IP Matters Agreement, in each case, excluding Registrable IP and Other IP of Parent.

“Coal Know-How” shall mean all Know-How owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the Coal Business as of the Effective Time.

“Coal Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the Coal Business as of the Effective Time.

“Coal Software” shall mean all Software owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the Coal Business as of the Effective Time.

“Coal Surface Property” shall mean (i) all right, title, interest or claims of either Party or any of the members of its Group immediately prior to the Effective Time in (a) the surface tracts owned within the “surface area” boundary depicted on each map attached hereto as Schedule 1.2(e), Part I(1) through Part I(4), including any interest in those surface tracts described on Schedule 1.2(e), Part II, to the extent located within the depicted “surface area” boundary associated therewith, and (b) the surface tracts set forth on Schedule 1.2(e), Part III, the locations of such “scheduled surface tracts” being generally depicted on the maps attached hereto as Schedule 1.2(e), Part IV(1) through Part IV(31), (ii) all right, title, interest or claims in any surface owned or otherwise controlled by CoalCo and/or the members of the CoalCo Group as of immediately prior to the Reorganization in the areas set forth on Schedule 1.2(e), Part V, (iii) those easements or licenses (including roadways) (a) owned or controlled by CoalCo and/or the members of the CoalCo Group and evidenced by instruments, whether recorded or unrecorded, and located within the boundary of the Pennsylvania Mining Complex or (b) set forth on Schedule 1.2(e), Part VI, and (iv) those surface leases set forth on Schedule 1.2(e), Part VII. Notwithstanding the foregoing, the Parties acknowledge and agree that the Schedule 1.2(e), Part IV maps generally depict the property intended to be described on Schedule 1.2(e), Part III, and in the event of a discrepancy between the Schedule 1.2(e), Part III property listing and the Schedule 1.2(e), Part IV maps, the Parties will work together to revise the Schedule 1.2(e), Part III property listing accordingly and make any real property conveyances necessary in accordance with any such revision.

“CoalCo Balance Sheet” shall mean the pro forma combined balance sheet of the Coal Business, including any notes and subledgers thereto, as of June 30, 2017, as presented in the Information Statement mailed to the Record Holders.

“CoalCo Bylaws” shall mean the Amended and Restated Bylaws of CoalCo, substantially in the form of Exhibit B.

“CoalCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of CoalCo, substantially in the form of Exhibit A.

“CoalCo Group” shall mean (a) prior to the Effective Time, CoalCo and each Person that will be a Subsidiary of CoalCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of CoalCo; and (b) on and after the Effective Time, CoalCo and each Person that is a Subsidiary of CoalCo.

“CoalCo Shares” shall mean the shares of common stock, par value $0.01 per share, of CoalCo.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall mean:

(i)    with respect to Parent as the restricted Party and CoalCo as the other Party, any mining, processing, marketing or selling of coal, coal waste or any interest in either (excluding coalbed methane) in the Restricted Territory; provided, however, that any activities related to or involving oil and natural gas (including coalbed methane and natural gas liquids and any other constituents) or any other aspect of the Parent Business (including any activities contemplated to be performed by Parent or member of Parent Group under the Master Cooperation and Safety Agreements or any other Ancillary Agreement) shall not be deemed to be Competing Business; and

(ii)    with respect to CoalCo as the restricted Party and Parent as the other Party, any exploration and development (including drilling and production activities), marketing or selling, processing, transporting and/or any other production, development or midstream activities relating to oil or natural gas (including coalbed methane and natural gas liquids and any other constituents) in the Restricted Territory; provided, however, that any activities related to or involving any coal, coal waste or any interest in either, or any other aspect of the Coal Business (including any activities contemplated to be performed by CoalCo or member of CoalCo Group under the Master Cooperation and Safety Agreements or any other Ancillary Agreement) shall not be deemed to be a Competing Business.

“CONSOL Name and CONSOL Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “CONSOL,” or any other word or element listed in the IP Matters Agreement (in block letters or otherwise) as Transferred Trademarks (as defined therein), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Contribution” shall have the meaning set forth in the Tax Matters Agreement.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, including the IRS, in each case which describes the Separation or the Distribution or the CoalCo Group or relates to the transactions contemplated hereby.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to one share of CoalCo common stock for every eight shares of Parent common stock.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee and Retiree Liabilities” shall mean, except as otherwise expressly set forth on Schedule 1.2(f), hereto, all employment and retirement related Liabilities of the Parent Group (to the extent related to the Coal Business) or otherwise related to the CoalCo Group arising before or after the Effective Time, including, without limitation, (i) all shutdown, layoff, pension, medical and welfare benefits, disability, and other Liabilities of the Parent Group (to the extent related to the Coal Business) or CoalCo Group to, or on behalf of, past, present, or future employees and retirees (including dependents and heirs of such employee and any other person or entity who asserts a claim derived from such person), including, without limitation, claims based upon any collective bargaining agreement, Benefit Plan, Welfare Plan or otherwise, to which such entities are or were a party, the Coal Act, employment claims, disability claims, workers compensation claims, and claims arising under ERISA, whether arising prior to or subsequent to the Effective Time, and whether such Liabilities exist by reason of contract, statute, or otherwise; (ii) any contribution or other obligations pursuant to any Benefit Plan or Welfare Plan on behalf of any past, present or future employees or retirees of the Parent Group (to the extent related to the Coal Business) or CoalCo Group, (iii) Liabilities for all claims under any state workers’ compensation laws or claims of intentional tort, including, without limitation, tort claims for personal injury or illness giving rise to the potential for damages above and beyond remedies provided for by a state workers’ compensation schedule of benefits, in each case by or on behalf of any past, present or future employees or retirees of the Parent Group (to the extent related to the Coal Business) or CoalCo Group, and all dependents and heirs of all such employees or any other person or entity who asserts a claim derived from such person, based on occupational illnesses or injuries (excluding Black Lung Claims), regardless of whether such illness, injury or the events or circumstances giving rise to any such claim had or shall have occurred before or after the Separation; (iv) Liabilities for all Black Lung Claims by or on behalf of past, present or future employees or retirees of the Parent Group (to the extent related to the Coal Business) or CoalCo Group and any dependents or heirs of all such employees or any other person or entity who asserts a claim derived from such person, regardless of whether the events or circumstances giving rise to such claim had or shall have occurred before or after the Separation; and (v) Liabilities for any disability benefits, including short or long term, to past, present or future employees or retirees of the Parent Group (to the extent related to the Coal Business) or CoalCo Group, in each case whether related to a disability that occurred before or after the Closing Date; (vi) any withdrawal liability related to any Benefit Plan of the Parent Group (to the extent related to the Coal Business) or CoalCo Group, (vii) all Liabilities arising under employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any CoalCo Group Employee (as defined in the Employee Matters Agreement) or consultants of the CoalCo Group that are in effect as of the Effective Time and (viii) Liabilities specifically addressed under the Employee Matters Agreement.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and CoalCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” means any and all Laws in effect as of the Separation pertaining to or regulating pollution, environmental protection, natural resource damages, conservation of resources, wildlife, waste management, or the use, storage, generation, production, treatment, emission, discharge, release, remediation, removal, disposal, or transport of Hazardous Substances, including: the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Land Policy and Management Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act of 1974, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Liquid Pipeline Safety Act, the Oil Pollution Act of 1990, and the Pipeline Safety Improvement Act of 2002, the Surface Mining and Control and Reclamation Act, each as amended and any similar state or Law.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Substances, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Environmental Permit” shall mean any Permit relating to Environmental Laws or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, sudden and unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by CoalCo with the SEC to effect the registration of CoalCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, supranational, or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the CoalCo Group or the Parent Group, as the context requires.

“Hazardous Substances” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Headquarters Lease” shall collectively mean that certain Lease Agreement between Southpointe Two Lot 2-6 LP, as Landlord and Consol Pennsylvania Coal Company, as Tenant, dated November 27, 2006, as amended and or revised by (i) that certain First Amendment to Lease Agreement, dated December 28, 2006, (ii) that certain Second Amendment to Lease Agreement, dated April 28, 2016, and (iii) that certain Assignment and Assumption of Lease, with an effective date of November 1, 2017, as executed and delivered by Consol Pennsylvania Coal Company LLC, a Delaware limited liability company, successor by conversion to Consol Pennsylvania Coal Company, as assignor, and CNX Land LLC, a Delaware limited liability company, as assignee.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records; provided that “Information” shall not include Know-How or Registrable IP.

“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States (or any state or other jurisdiction thereof) or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon), utility models, industrial design registrations and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) any other intellectual property rights, in each case other than Software.

“IP Matters Agreement” shall mean the Intellectual Property Matters Agreement to be entered into by and between Parent and CoalCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Know How” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leatherwood Property” shall mean all right, title, and interest of Leatherwood, LLC in (i) those certain oil and natural gas (including coalbed methane and natural gas liquids and any other constituents) leases set forth on Schedule 1.2(g), Part I, TO THE EXTENT AND ONLY TO THE EXTENT such leases are related to formations above the top of the Rhinestreet formation, (ii) all wellbores and associated facilities owned by Leatherwood, LLC as of the Effective Date, including those set forth on Schedule 1.2(g), Part II, and (iii) all deeds, easements, or licenses (including roadways) set forth on Schedule 1.2(g), Part III. For the avoidance of doubt, if any lease set forth on Schedule 1.2(g), Part I covers only depths above the top of the Rhinestreet, all right, title, and interest in such lease shall be Leatherwood Property.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party

Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Master Cooperation and Safety Agreements” shall mean (i) that certain Amendment and Restatement of Master Cooperation and Safety Agreement dated July 7, 2015, by and among CNX Thermal Holdings LLC, Consol Pennsylvania Coal Company LLC, Conrhein Coal Company, CNX Gas Company LLC, CONSOL Energy Inc., and certain subsidiaries of CONSOL Energy Inc., as has been and may in the future be amended and/or restated, and (ii) that certain Second Amendment and Restatement of Master Cooperation and Safety Agreement, dated October 20, 2017, and effective as of 7:00 p.m. (Eastern Time) on October 6, 2017, between CONSOL Mining Corporation and its Affiliates, CNX Gas Company, CNX Resource Holdings LLC, and, for the limited purpose expressly set forth therein, CONSOL Energy Inc. and certain of its Affiliates, as may be further amended and/or restated.

“NYSE” shall mean the New York Stock Exchange.

“Omnibus Agreement” shall meant the First Amended and Restated Omnibus Agreement dated September 30, 2016 by and among Parent, CNX Coal Resources GP LLC, CNX Coal Resources and the other parties listed on Exhibit A thereto, as amended by the First Amendment to the Omnibus Agreement dated as of the Effective Date.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time.

“ORRIs” shall mean (i) with respect to any oil, natural gas (including coalbed methane and natural gas liquids and any other constituents), or other non-coal minerals sold, assigned, transferred, or otherwise conveyed in full by Parent, CoalCo, or any member of their respective Groups to any Third Party prior to the Effective Time, all financial benefits which directly or indirectly relate to any such in-full assignment, transfer, or other conveyance, including all royalty interests, overriding royalty interests, or other financial benefits; and (ii) the override listed in Schedule 1.2(h). For the avoidance of doubt, other than as set forth on Schedule 1.2(h), “ORRIs” does not include any royalty interests, overriding royalty interests, or other financial benefits related to any coal sold, assigned, transferred, leased, subleased, or otherwise conveyed to any Third Party prior to the Effective Time, which are Coal Assets.

“Parent Business” shall mean (a) the oil and natural gas (including coalbed methane and natural gas liquids and any other constituents) exploration and production (E&P) business, including production, gathering, processing and acquisition of natural gas properties, as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group (excluding the Leatherwood Property and excluding those assets referenced in Sections 2.2(o) and 2.2(p)) and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, related to the businesses, operations or activities described in clause (a) as then conducted, (c) such other assets and operations of either Party or any member of its Group that are not part of the Coal Business or included within the Coal Assets, including all surface other than Coal Surface Property, the ORRIs, any water, injection, and disposal wells used in connection with clause (a) of this definition, the operation of Buchanan Generation, LLC or the operation of its power plant, known as the “Peaker Plant,” the operation of CNX Water Assets LLC, the operation of Mon-View, LLC, and the escrow account created pursuant to the that certain Membership Interest and Asset Purchase Agreement, dated February 26, 2016, between CONSOL Energy Inc., certain of its Affiliates, and Coronado IV, LLC (the “MIPA”) and that certain Escrow Agreement entered into pursuant to the MIPA, and remaining escrow funds therein, or any other assets not related to the Coal Business excluding, in the case of each of clauses (a), (b) and (c), the business, operations and activities exclusively related to the Coal Assets.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than CoalCo and any other member of the CoalCo Group).

“Parent Shares” shall mean the shares of common stock, par value $0.01 per share, of Parent.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive CoalCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Residual Information” shall mean information in non-tangible form that may be retained in the unaided memory of Representatives of a Party or members of such Party’s Group who have had access to confidential and proprietary information concerning the other Party or any member of the other Party’s Group.

“Restricted Territory” shall mean Pennsylvania, Ohio, Virginia, and West Virginia.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has voting power, either directly or indirectly, to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and CoalCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties and any members of their respective Groups.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and CoalCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Welfare Plan” shall have the meaning set forth in the Employee Matters Agreement.

ARTICLE II

THE SEPARATION

2.1    Transfer of Assets and Assumption of Liabilities.

(a)    On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”), but subject to Section 2.6:

(i)    Transfer and Assignment of Coal Assets. Parent shall, and shall cause the applicable members of the Parent Group to, contribute, assign, transfer, convey or deliver to CoalCo, or the applicable member of the CoalCo Group, or take such steps as may be necessary for CoalCo or such member of the CoalCo Group to succeed to, and CoalCo or such member of the CoalCo Group shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the Coal Assets (it being understood that if any Coal Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Coal Asset shall be assigned, transferred, conveyed and delivered to CoalCo or the applicable member of the CoalCo Group as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to CoalCo or the applicable member of the CoalCo Group);

(ii)    Acceptance and Assumption of Coal Liabilities. CoalCo and the applicable members of the CoalCo Group shall accept and assume, agree to perform, discharge and fulfill, or succeed to, all the Coal Liabilities in accordance with their respective terms (it being understood that if any Coal Liabilities shall be Liabilities of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Coal Liabilities shall be assumed by CoalCo or the applicable member of the CoalCo Group as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to CoalCo or the applicable member of the CoalCo Group). CoalCo and such members of the CoalCo Group shall be responsible for all Coal Liabilities, regardless of when or where such Coal Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Coal Liabilities are asserted or determined (including any Coal Liabilities arising out of claims made by Parent’s or CoalCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the CoalCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the CoalCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)    Transfer and Assignment of Parent Assets. Parent and CoalCo shall cause CoalCo and the applicable members of the CoalCo Group to contribute, assign, transfer, convey or deliver to Parent, or the applicable members of the Parent Group designated by Parent, or take such steps as may be necessary for Parent or such members of the Parent Group to succeed to, and Parent or such other members of the Parent Group shall accept from CoalCo and the applicable members of the CoalCo Group, all of CoalCo’s and such CoalCo Group member’s respective direct or indirect right, title and interest in and to all Parent Assets held by CoalCo or a member of the CoalCo Group; and

(iv)    Acceptance and Assumption of Parent Liabilities. Parent and the applicable Parent Group members designated by Parent shall accept and assume, agree to perform, discharge and fulfill, or succeed to, all of the Parent Liabilities held by CoalCo or any member of the CoalCo Group in accordance with their respective terms, and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any Parent Liabilities arising out of claims made by Parent’s or CoalCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the CoalCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the CoalCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of and succession to the Assets and the acceptance and assumption of, performance, discharge and fulfillment of and succession to the Liabilities in accordance with Section 2.1(a), each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party or its designated group member, (i) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance, assignment, delivery and succession as and to the extent necessary to evidence the contribution, transfer, conveyance, assignment, delivery and succession of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) and (ii) such assumptions of contracts and other instruments of acceptance and assumption, performance, discharge and fulfillment and succession as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party (or to any member of such Party’s Group) so entitled thereto, and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group)

shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. CoalCo hereby waives compliance by Parent and each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Coal Assets to any member of the CoalCo Group. Parent hereby waives compliance by CoalCo and each and every member of the CoalCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

2.2    Coal Assets. For purposes of this Agreement, “Coal Assets” shall mean:

(a)    all of the Parent Group’s (i) direct and indirect ownership interests (including Parent Group’s general partnership interest, incentive distribution rights, limited partnership interests, and subordinated partnership interests) in CNX Coal Resources LP, which owns a 25% undivided interest (indirectly through Subsidiaries) in the mining complex known as the Pennsylvania Mining Complex and (ii) membership interests in CNX Coal Resources GP LLC, the general partner of CNX Coal Resources;

(b)    all issued and outstanding capital stock or other equity interests of those entities included on Schedule 2.2(b) (“Transferred Entities”) that are owned by either Party or any members of its Group as of the Effective Time, including the entities known as Conrhein Coal Company, Consol Pennsylvania Coal Company LLC and CNX Marine Terminals LLC, and any assets of such entities (other than Parent Assets);

(c)    all Assets of either Party or any members of its Group properly included or reflected (i.e. that which has not been included or reflected as a result of error, omission, lack of consent, contravention of consent or similar circumstances) as assets of the CoalCo Group on the CoalCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the CoalCo Balance Sheet; provided that the amounts set forth on the CoalCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Coal Assets pursuant to this clause;

(d)    all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of CoalCo or members of the CoalCo Group on a pro forma combined balance sheet of the CoalCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the CoalCo Balance Sheet), it being understood that (i) the CoalCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of CoalCo Assets pursuant to this clause and (ii) the amounts set forth on the CoalCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Coal Assets pursuant to this clause;

(e)    all Coal Contracts as of the Effective Time and all rights, interests or claims of Parent or CoalCo or any member of such Party’s Group arising thereunder as of the Effective Time;

(f)    all Coal Surface Property;

(g)    all of the following Assets of either Party or any of the members of its Group as of the Effective Time:

(i)    all owned, leased, or controlled coal wherever located, and associated mining rights, whether previously mined, currently being mined, or not yet mined, but excluding any unmined coal described on Schedule 2.2(g)(i);

(ii)    all buildings, fixtures, systems, equipment, and items of personal property that are used exclusively in the Coal Business; all rental houses that are located on the Coal Surface Property; and all other buildings, fixtures, systems, equipment, and items of personal property designated on Schedule 2.2(g)(ii);

(h)    all Leatherwood Property;

(i)    any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, related to the ownership, lease, operation or sale of any interest in coal, coal reserves, or in related surface land, in any coal mine, coal processing preparation plant, mine pond, mine water treatment plant, train or barge load-out site, coal shipping terminal or coal refuse site or any other activity associated with coal reserves, coal mine or coal mining, or as otherwise set forth on Schedule 2.2(i), but excluding the ORRIs;

(j)    all Coal Intellectual Property, Coal Software and Coal Know-How as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(k)    all Coal Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(l)    all rights and benefits under the Headquarters Lease as it relates to that portion assigned to CoalCo or applicable member of the CoalCo Group as set forth in Schedule 2.2(l), and as such rights and benefits may be limited, modified or otherwise amended pursuant to any agreement listed on Schedule 2.2(l) entered into by CoalCo or any member of the CoalCo Group and Parent or any member of the Parent Group prior to the Effective Time;

(m)    a fifty percent (50%) share of those existing and future carbon credits and allowances associated with Assets owned by Parent, CoalCo, and/or their respective Group members, as of and prior to the Effective Date, as further set forth in Schedule 2.2(m);

(n)    all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the Coal Assets, the Coal Liabilities, the Coal Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Coal Assets, the Coal Liabilities, the Coal Business or the Transferred Entities;

(o)    all wells located within the boundary of the Pennsylvania Mining Complex that were acquired by Consol Pennsylvania Coal Company LLC with the intent to plug for mining operations;

(p)    all oil or natural gas interests (including coalbed methane and natural gas liquids and any other constituents) purchased, leased, or otherwise acquired after July 7, 2015 by Consol Pennsylvania Coal Company LLC, Conrhein Coal Company, and/or CNX Thermal Holdings LLC within the boundary of the Pennsylvania Mining Complex, which such interests remain subject to the terms of that certain Amendment and Restatement of Master Cooperation and Safety Agreement dated July 7, 2015, by and among CNX Thermal Holdings LLC, Consol Pennsylvania Coal Company LLC, Conrhein Coal Company, CNX Gas Company LLC, CONSOL Energy Inc., and certain subsidiaries of CONSOL Energy Inc., as has been and may in the future be amended and/or restated, including the Gas Party Option set forth in Section 3.5(a) thereof;

(q)    any and all Assets set forth on Schedule 2.2(q);

(r)    royalty interests, overriding royalty interests, or other financial benefits related to any coal sold, assigned, transferred, leased, subleased, or otherwise conveyed to any Third Party prior to the Effective Time; and

(s)    any and all Assets that are acquired, or otherwise become Assets of the CoalCo Group after the Effective Time.

Notwithstanding the foregoing, the Coal Assets shall not in any event include any Asset referred to in Section 2.3.

2.3    Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean, without duplication:

(a)    at or prior to the Effective Time, all right, title, interest or claims in any Assets of Parent and/or any member of the Parent Group and/or CoalCo and/or any member of the CoalCo Group that are not Coal Assets, including, for the avoidance of doubt:

(i)    any and all oil and natural gas (including coalbed methane and natural gas liquids and any other constituents), and appurtenant rights and associated wellbores and facilities (excluding the Leatherwood Property) and existing carbon credits and allowances other than those contemplated in Section 2.2(m), and excluding those assets referenced in Sections 2.2(o) and 2.2(p)),

(ii)    all surface properties and interests, easements, and licenses (including roadways) other than those expressly described as a “Coal Asset,”

(iii)    the ORRIs;

(iv)    any water, injection, and disposal rights and wells used in connection with the Parent Business,

(iv)    Buchanan Generation LLC and the associated Peaker Plant,

(v)    CNX Water Assets LLC,

(vi)    Mon-View, LLC,

(vii)    the escrow account created pursuant to the MIPA and that certain Escrow Agreement entered into pursuant to the MIPA, and remaining escrow funds therein, and

(viii)    those assets set forth on Schedule 2.3.

(b)    any and all Assets that are acquired or otherwise become an Asset of the Parent Group after the Effective Time.

2.4    Coal Liabilities. For the purposes of this Agreement, “Coal Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(a)    all Liabilities properly included or reflected (i.e. that which has not been included or reflected as a result of error, lack of consent, contravention of consent or similar circumstances) as liabilities or obligations of CoalCo or the members of the CoalCo Group on the CoalCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the CoalCo Balance Sheet; provided that the amounts set forth on the CoalCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Coal Liabilities pursuant to this clause (a);

(b)    all Liabilities that, as of the Effective Time, are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of CoalCo or the members of the CoalCo Group on a pro forma combined balance sheet of the CoalCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the CoalCo Balance Sheet), it being understood that (A) the CoalCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Coal Liabilities pursuant to this clause (A); and (B) the amounts set forth on the CoalCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Coal Liabilities pursuant to this clause (B);

(c)    all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Coal Business or a Coal Asset

(d)    any indemnification obligations arising under the Omnibus Agreement relating to the Coal Business or Coal Assets (but excluding any obligations referenced in Section 2.5(c) below);

(e)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by CoalCo or any other member of the CoalCo Group, and all agreements, obligations and Liabilities of any member of the CoalCo Group under this Agreement or any of the Ancillary Agreements, including but not limited to the Employee and Retiree Liabilities;

(f)    all other Liabilities to the extent relating to, arising out of or resulting from the ownership or operation of the Coal Assets, Coal Business, Coal Contracts, the Coal Intellectual Property, the Coal Software, the Coal Know-How, the Coal Permits, Leatherwood Property, or the Coal Surface Property; provided that to the extent a contract that relates to the Coal Business is a Shared Contract, only that portion that relates to the Coal Business will be assumed;

(g)    notwithstanding anything to the contrary in Section 2.5, the applicable portion of any and all Liabilities set forth on Schedule 2.4(g);

(h)    notwithstanding anything to the contrary in Section 2.5, (i) all Coal Environmental Liabilities, and the applicable portion of all shared Environmental Liabilities as set forth on Schedule 2.4(h) (the “Shared Environmental Liabilities”);

(i)    all Liabilities and obligations under the Headquarters Lease as it relates to that portion assigned to CoalCo or applicable member of the CoalCo Group as set forth in Schedule 2.2(l), and as such rights and benefits may be limited, modified or otherwise amended pursuant to any agreement listed on Schedule 2.2(l) entered into by CoalCo or any member of the CoalCo Group and Parent or any member of the Parent Group prior to the Effective Time; and

(j)    all Liabilities arising out of claims made by any Third Party (including Parent’s or CoalCo’s respective directors, officers, stockholders, current or former employees, agents, Subsidiaries or Affiliates) against any member of the Parent Group or the CoalCo Group only to the extent relating to, arising out of or resulting from the Coal Business, the Coal Assets or otherwise relating to Coal Liabilities (whether such claims arise, in each case before, at or after the Effective Time);

provided that, notwithstanding the foregoing, the Parties agree that the Parent Liabilities, including the applicable portion of all Liabilities set forth on Schedules 2.4(g) and 2.4(h) or under the portion of any Shared Contract assumed or retained by Parent Group and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be Coal Liabilities but instead shall be Parent Liabilities.

2.5    Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean, all Liabilities (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and/or any member of the CoalCo Group:

(a)    that are not Coal Liabilities, including Liabilities directly related to the Parent Business;

(b)    relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from the Parent Business or a Parent Asset;

(c)    any indemnification obligations of any member of the Parent Group arising under the Omnibus Agreement (i) as it relates to the Parent Business, or (ii) arising out of the provision of services by Parent or member of Parent Group prior to the Effective Time as contemplated in Section 2.1(g) of the Omnibus Agreement;

(d)    reflected on Schedule 2.4(g) as being apportioned to Parent Group;

(e)    reflected on Schedule 2.4(h) as being Parent Group’s applicable portion of Shared Environmental Liabilities,

(f)    all Liabilities and obligations under the Headquarters Lease as it relates to that portion assigned to and/or retained by Parent or applicable member of the Parent Group as set forth in Schedule 2.2(l), and as such rights and benefits may be limited, modified or otherwise amended pursuant to any agreement listed on Schedule 2.2(l) entered into by Parent or any member of the Parent Group and CoalCo or any member of the CoalCo Group prior to the Effective Time, and

(g)    arising out of claims made by any Third Party (including CoalCo’s or Parent’s respective directors, officers, stockholders, current or former employees and agents, Subsidiaries or Affiliates) against any member of the Parent Group or the CoalCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets (whether such claims arise, in each case, before, at or after the Effective Time).

2.6    Approvals and Notifications.

(a)    Approvals and Notifications for Coal Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any Coal Asset, or the acceptance or assumption of, performance, discharge and fulfillment of, or succession to any Coal Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, or to the extent that the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and CoalCo, neither Parent nor CoalCo, nor any member of their respective Groups, shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)    Delayed CoalCo Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the CoalCo Group of any Coal Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the CoalCo Group of any Coal Liability in connection with the Separation or the Distribution would be a violation of applicable Law or is determined to be a transfer or assignment that requires any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually determine otherwise, the contribution, assignment, transfer, conveyance or delivery to or succession of the CoalCo Group of such Coal Assets or the acceptance or assumption by, performance, discharge and fulfillment of, or succession by the CoalCo Group of such Coal Liabilities, as the case may be, shall be automatically deemed deferred and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Coal Assets or Coal Liabilities shall continue to constitute Coal Assets and Coal Liabilities for all other purposes of this Agreement.

(c)    Treatment of Delayed Coal Assets and Delayed Coal Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any Coal Asset (or a portion thereof) or any acceptance or assumption of, performance, discharge and fulfillment of, or succession to any Coal Liability (or a portion thereof) intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.6(b) or for any other reason, including due to error, and (ii) with respect to any such agreements that shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such Coal Asset (or portion thereof), a “Delayed Coal Asset” and any such Coal Liability (or portion thereof), a “Delayed Coal Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed Coal Asset or such Delayed Coal Liability, as the case may be, shall thereafter hold such Delayed Coal Asset or Delayed Coal Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the CoalCo Group entitled thereto (at the expense of the member of the CoalCo Group entitled thereto) and such member of the CoalCo Group shall be afforded all the benefits and burdens of such Delayed Coal Asset or Delayed Coal Liability, as applicable. In addition, the member of the Parent Group retaining such Delayed Coal Asset or such Delayed Coal Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Coal Asset or Delayed Coal Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the CoalCo Group to whom such Delayed Coal Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed Coal Liability, as the case may be, in order to place such member of the CoalCo Group in a substantially similar position as if such Delayed Coal Asset or Delayed Coal Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled as contemplated hereby and so that all the benefits and burdens relating to such Delayed Coal Asset or Delayed Coal Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Coal Asset or Delayed Coal Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the CoalCo Group. Except in the ordinary course of business consistent with past practice, neither Parent nor any applicable member of Parent Group shall terminate, dispose of, assign, sublease, encumber, amend, or in any other way modify any Delayed Coal Asset or Delayed Coal Liability without the prior written consent of the applicable CoalCo Group member, which may be withheld in such CoalCo Group member’s sole discretion.

(d)    Transfer of Delayed Coal Assets and Delayed Coal Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Coal Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed Coal Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Coal Asset or the assumption of any Delayed Coal Liability have been removed, the contribution, assignment, transfer, conveyance or delivery of or succession to the applicable Delayed Coal Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to the applicable Delayed Coal Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)    Costs for Delayed Coal Assets and Delayed Coal Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed Coal Asset or Delayed Coal Liability due to the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed Coal Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed Coal Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by CoalCo or the member of the CoalCo Group entitled to the Delayed Coal Asset or Delayed Coal Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by CoalCo or the member of the CoalCo Group entitled to such Delayed Coal Asset or Delayed Coal Liability.

(f)    Approvals and Notifications for Parent Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or the acceptance or assumption of, performance, discharge and fulfillment, or succession to any Parent Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and CoalCo, neither Parent nor CoalCo, nor any member of their respective Groups, shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)    Delayed Parent Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of any Parent Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or is determined to be a transfer or assignment that requires any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually determine otherwise, the contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of such Parent Assets or the acceptance or assumption by, performance, discharge and fulfillment of or, or succession by the Parent Group of such Parent Liability, as the case may be, shall be automatically deemed deferred and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h)    Treatment of Delayed Parent Assets and Delayed Parent Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset (or a portion thereof) or any acceptance or assumption of, performance, discharge and fulfillment of, or succession to any Parent Liability (or a portion thereof) intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.6(g) or for any other reason, including due to error, and (ii) with respect to any such agreements that shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such Parent Asset (or portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or portion thereof), a “Delayed Parent Liability”), then, subject to applicable Law, the member of the CoalCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Parent Group entitled thereto (with associated costs being for the account of the member of the Parent Group entitled thereto) and such member of the Parent Group shall be afforded all the benefits and burdens of such Delayed Parent Asset or Delayed Parent Liability, as applicable. In addition, the member of the CoalCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the CoalCo Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group. Except in the ordinary course of business consistent with past practice, neither CoalCo nor any applicable member of CoalCo Group shall terminate, dispose of, assign, sublease, encumber, amend, or in any other way modify any Delayed Parent Asset or Delayed Parent Liability without the prior written consent of the applicable Parent Group member, which may be withheld in such Parent Group member’s sole discretion.

(i)    Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability, are obtained or made, and, if and when any other legal impediments for the contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)    Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the CoalCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed Parent Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

(k)    Coal Permit Transfers.

(i)    To the extent required to effect the transfer of any Coal Permit, the Parties shall endeavor to submit within 10 days following the Closing Date (A) all filings necessary to cause the applicable Governmental Authorities to transfer to CoalCo, or the applicable member of the CoalCo Group, such Coal Permits and (B) any and all replacement bonds or other financial security, if applicable, required to complete the transfer of such Coal Permits. The Parties acknowledge that some Governmental Authorities may not require a permit transfer but may require updated ownership and control information, perhaps with a bond replacement and/or the issuance of a new license or mine number. CoalCo, or applicable member of CoalCo Group, shall use its best efforts to complete the transfer process for any Coal Permits as soon as reasonably practicable and in any event no later than 90 days following the Effective Time (or within such time frame dictated or provided by applicable regulatory requirements). Additionally, with respect to any bonds, guarantees or other financial security which were provided by Parent and/or any members of the Parent Group in connection with the Coal Permits or otherwise, CoalCo, or the applicable CoalCo Group, shall also promptly and in any event no later than 90 days following the Effective Time (or within such time frame dictated or provided by applicable regulatory requirements) replace these bonds, guarantees or other financial security and obtain the release of Parent and/or the applicable members of the Parent Group from any obligation with respect to such bonds, guarantees or other financial security. So long as Parent and/or any members of the Parent Group maintain any such bonds, guarantees or other financial security following the Effective Time, CoalCo shall indemnify, defend and hold harmless Parent and the applicable members of the Parent Group against any and all Losses suffered by such Persons related thereto in accordance with Article IV.

(ii)    Until the Coal Permits are transferred to CoalCo, CoalCo or any member of CoalCo Group may mine the coal reserves of the Coal Assets subject to the Coal Permits (the “Affected Real Property”) and CoalCo or any such member of CoalCo Group will operate in accordance with any Coal Permit (the “Affected Business”) as an “operator” pursuant to this clause (ii). For as long as CoalCo or any CoalCo Group member operates the Affected Business on any Affected Real Property as the designated “operator” on behalf of Parent or any member of the Parent Group under each Coal Permit pursuant to the terms and conditions of such Coal Permit prior to the transfer of “permittee-liability” and the issuance of a successor permit, CoalCo shall comply, and shall cause such CoalCo Group member to comply with all applicable Laws and conditions of, or pertaining to, such Coal Permits, and CoalCo shall indemnify the Parent and any applicable member of the Parent Group and hold them harmless from and against all Losses incurred or suffered as a result of CoalCo’s or any such member’s act or omissions under or with respect to each Coal Permit in accordance with Article IV. CoalCo or CoalCo Group member, as applicable, shall have exclusive control over compliance with the Coal Permit and is hereby authorized to conduct and perform, in connection with compliance therewith, (i) water sampling, analysis and reporting, (ii) seven-day inspections of impoundments and other inspections, surveys, and reports related to impoundments, (iii) annual sediment pond inspections, (iv) emergency plan updates, and (v) similar matters. At CoalCo’s or CoalCo Group member’s request, Parent shall, and shall cause any applicable member of Parent Group to, assist CoalCo or CoalCo Group member in its obligations hereunder. CoalCo or CoalCo Group member, as applicable, shall provide Parent prompt written notice of any “notice of non-compliance,” “notice of violation,” “cessation order,” “notice of bond forfeiture” or other similar enforcement action (in any such instance, a “Notice of Violation”) with respect to the Coal Permits prior to final transfer of the Coal Permits to CoalCo or CoalCo Group member. In the event that any Notice of Violation is issued to Parent or any member of Parent Group, such Person shall provide CoalCo or CoalCo Group member with a copy of the same. All Losses, including all associated remedial work (or other required work) arising as a result of or relating to any Notice of Violation or other notice of default or violation under any Coal Permit, to the extent not resulting from any act or omission of Parent or any member of the Parent Group, shall be the sole and exclusive responsibility of CoalCo and/or member of CoalCo Group and shall be cured by such responsible Persons as soon as reasonably practicable. Parent or any member of Parent Group shall have the right to enter on any Affected Real Property (and to the extent practicable, shall provide reasonable prior notice to CoalCo or CoalCo Group member) for purposes of performing any remediation or reclamation activities necessary to comply with (i) the terms of the Coal Permit(s) and (ii) any applicable Law. Each party shall promptly inform the other party of any material communication between itself and any Governmental Authority with respect to the Coal Permits. If any party receives any formal or informal request, for supplemental information or documentary material, from any Governmental Authority with respect to the Coal Permits, then such party shall cause to be made, as soon as reasonably practical, a response in compliance with such request, with a copy to the other party.

2.7    Novation of Liabilities.

(a)    Novation of CoalCo Liabilities.

(i)    Except as set forth in Schedule 2.7(a), each of Parent and CoalCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Coal Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the CoalCo Group shall be solely responsible for such Coal Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor CoalCo, nor any member of either Party’s Group, shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)    If Parent or CoalCo, or the applicable member of either Party’s Group, is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.7(a) and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Coal Liability”), CoalCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased Coal Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligor thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Coal Liabilities shall otherwise become assignable or able to be novated, the applicable Parent Group member shall promptly assign, or cause to be assigned, and CoalCo or the applicable CoalCo Group member shall assume, such Unreleased Coal Liabilities without exchange of further consideration.

(b)    Novation of Parent Liabilities.

(i)    Except as set forth on Schedule 2.7(b), each of Parent and CoalCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the CoalCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor CoalCo, nor any member of either Party’s Group, shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)    If Parent or CoalCo, or the applicable member of either Party’s Group, is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.7(b) and the applicable member of the CoalCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the CoalCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the CoalCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligor thereunder on any member of the CoalCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, the applicable CoalCo Group member shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.8    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.7:

(a)    On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and CoalCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts but shall not be obligated to pay any consideration to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any Coal Liability to the extent that it relates to Coal Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Coal Liability; and (ii) have any member(s) of the CoalCo Group removed as guarantor of or obligor for any Parent Liability to the extent that it relates to Parent Liabilities, including the removal of any Security Interest on or in any Coal Asset that may serve as collateral or security for any such Parent Liability; provided, that, notwithstanding anything to the contrary herein, the replacing party shall be obligated, to the extent required by relevant Law, regulation or contract, to post, supplement or otherwise replace any security, in such amounts and of such type, as had previously been in place with respect to such guarantee or obligation.

(b)    To the extent required to obtain a release from a guarantee of:

(i)    any member of the Parent Group, CoalCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which such agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which CoalCo would be reasonably unable to comply or (B) which CoalCo would not reasonably be able to avoid breaching; and

(ii)    any member of the CoalCo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Coal Asset that may serve as collateral or security for any such Coal Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c)    If Parent or CoalCo is unable to (or has agreed not to) obtain, or to cause to be obtained, any such removal or release referred to in Section 2.8(a) or (b) (including, for the avoidance of doubt, any removal or release of the guarantees set forth on Schedule 2.8(c)), (i) the Party or the relevant member of its Group that has assumed the Liability (whether fully or in case of Shared Contracts, partially), with respect to which such guarantee relates shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and CoalCo, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of such other Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.9    Termination of Agreements.

(a)    Except as set forth in Section 2.9(b), in furtherance of the releases and other provisions of Section 4.1, CoalCo and each member of the CoalCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among CoalCo and/or any member of the CoalCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 2.9(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.9(b); (iii) any Transfer Documents, leases, subleases, easements, rights of way, licenses, surface use agreements or other real property related agreements between CoalCo or any member of the CoalCo Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, that was entered into in the ordinary course of business or consistent with past practices; (iv) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (v) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.9(c); (vi) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or CoalCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vii) any Shared Contracts.

(c)    All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the CoalCo Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.

2.10    Treatment of Shared Contracts.

(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.10 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a Coal Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the CoalCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Coal Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group pursuant to this Section 2.10 (or appropriately amended), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.10 (or appropriately amended).

(b)    Each of Parent and CoalCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)    Nothing in this Section 2.10 shall require any member of either Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.10.

2.11    Bank Accounts; Cash Balances.

(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by CoalCo or any other member of the CoalCo Group (collectively, the “CoalCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such CoalCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or CoalCo Account, respectively, is no longer Linked to such Parent Account or CoalCo Account, respectively.

(b)    With respect to any outstanding checks issued or payments initiated by Parent, CoalCo or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c)    As between Parent and CoalCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.12    Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and CoalCo shall, or shall cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it or such member, as applicable, is a party.

2.13    Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND COALCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COALCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH

ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.14    Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to CoalCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of CoalCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Parent, within thirty-five (35) days of the end of any fiscal quarter during which CoalCo remains Parent’s Subsidiary, shall provide CoalCo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

2.15    Transition Committee and Other Matters. The Parties have established a transition committee (the “Transition Committee”) that shall consist of an equal number of members from Parent and CoalCo. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees; and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.15, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

2.16    CoalCo Financing Arrangements.

(a)    Prior to the Effective Time and pursuant to the Plan of Reorganization, (i) CoalCo or other member(s) of the CoalCo Group shall enter into one or more financing arrangements and agreements pursuant to which it or they shall, prior to the Effective Time, borrow a principal amount of $800 million, consisting of (A) a revolving credit facility with commitments up to $300 million, (B) a Term Loan A Facility of up to $100 million, (C) a Term Loan B Facility of up to $400 million (collectively the “CoalCo Senior Credit Facility”), and (D) an offering of up to $300 million aggregate principal amount of senior secured second lien debt instruments (the “Notes”, and together with the CoalCo Senior Credit Facility, the “CoalCo Financing Arrangements”) and (ii) in connection with the Separation, Contribution and Distribution, CoalCo shall (A) in partial consideration for the assets to be transferred to CoalCo pursuant to the Contribution, transfer $425 million of net proceeds from the CoalCo Senior Credit Facility and the Notes to Parent (the “Cash Transfer”), and (B) utilize a portion of the proceeds from the CoalCo Senior Credit Facility and Notes to refinance as an intercompany loan the existing indebtedness of CNX Coal Resources under its then existing revolving credit facility (together with the Cash Transfer the “Partial Use of Proceeds”). Parent shall use the proceeds from the Cash Transfer to make payments to third party creditors or stockholders in a manner that is consistent with the terms of the private letter ruling from the Internal Revenue Service described in Section 3.3(a)(iii).

(b)    Parent and CoalCo agree to take all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all obligations pursuant to the CoalCo Financing Arrangements as of no later than the Effective Time. The parties agree that CoalCo or another member of the CoalCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the CoalCo Financing Arrangements.

(c)    Prior to the Effective Time, Parent and CoalCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the CoalCo Financing Arrangements and implement the Partial Use of Proceeds.

2.17    Parent Financing Arrangements.

(a)    Parent and CoalCo agree to take all necessary actions to assure the release and discharge of CoalCo and the other members of the CoalCo Group under Parent’s existing credit facility as of no later than the Effective Time. The parties agree that Parent or another member of the Parent Group, as the case may be, and not CoalCo or any member of the CoalCo Group, are and shall be responsible for all costs and expenses incurred in connection with any revisions required to Parent’s existing credit facility as a result of or otherwise in connection with, the Separation and Distribution.

ARTICLE III

THE DISTRIBUTION

3.1    Sole and Absolute Discretion; Cooperation.

(a)    Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or not to complete the Distribution as set forth in Article IX or, prior to the Distribution, alter the consequences of any such termination from those specified in Article IX.

(b)    CoalCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of CoalCo Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. CoalCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)    Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)    CoalCo Certificate of Incorporation and CoalCo Bylaws. On or prior to the Distribution Date, Parent and CoalCo shall take all necessary actions so that, as of the Effective Time, the CoalCo Certificate of Incorporation and the CoalCo Bylaws shall become the certificate of incorporation and bylaws of CoalCo, respectively.

(c)    CoalCo Directors and Officers. On or prior to the Distribution Date, Parent and CoalCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of CoalCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) CoalCo shall have such other officers as CoalCo shall appoint. The parties agree to work collaboratively as it relates to any commensurate changes to the board of directors, board committees or executive officer designations as it relates to CNX Coal Resources GP or any other member of the CoalCo Group or Parent Group, including as it relates to any filings or disclosures that may be triggered in respect thereof.

(d)    NYSE Listing. CoalCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the CoalCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)    Securities Law Matters. CoalCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and CoalCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and CoalCo shall prepare, and CoalCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and CoalCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and CoalCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)    Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders, or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(g)    The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)    Awards Under Equity Incentive Plans. Parent and CoalCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent shares) and CoalCo (in respect of CoalCo shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(i)    Name Changes. (i) Parent and CoalCo shall take all actions necessary such that coincident with the Distribution, (A) CoalCo will change its name to CONSOL Energy Inc. and (B) Parent will change its name to CNX Resources Corporation, and (ii) Parent shall prepare and file, and shall use its reasonable best efforts to have approved, a supplemental listing application with the NYSE to facilitate its name change.

3.3    Conditions to the Distribution.

(a)    The consummation of the Distribution shall be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i)    The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)    The Information Statement shall have been mailed to the Record Holders or a notice of Internet availability of the Information Statement shall have been delivered to the Record Holders.

(iii)    The private letter ruling, received by Parent on October 16, 2017 from the Internal Revenue Service regarding the federal income tax treatment of the Contribution and the Distribution, shall not have been revoked or modified in any material respect and Parent shall have received one or more opinions from Parent’s tax advisors satisfactory to the Parent Board, including the opinion of Wachtell, Lipton, Rosen & Katz to the effect that the Distribution will be a transaction described in Section 355(a) of the Code, regarding the federal income tax treatment of the Contribution and the Distribution.

(iv)    The transfer of the Coal Assets (other than any Delayed Coal Asset) and Coal Liabilities (other than any Delayed Coal Liability) contemplated to be transferred from Parent (or a member of Parent Group) to CoalCo (or a member of CoalCo Group) on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from CoalCo (or a member of CoalCo Group) to Parent (or a member of Parent Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(v)    An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent immediately prior to the Distribution and (ii) of Parent and CoalCo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(vi)    The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vii)    Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(ix)    The CoalCo Shares to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x)    CoalCo, or members of the CoalCo Group, shall have entered into the CoalCo Financing Arrangements as contemplated in Section 2.16, Parent shall have received the Cash Transfer, the Partial Use of Proceeds shall have been effectuated, and Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, neither Parent or any member of Parent Group shall have any further Liability under the CoalCo Financing Arrangements.

(xi)    No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)    The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4    The Distribution.

(a)    Subject to Section 3.3, on or prior to the Effective Time, CoalCo shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding CoalCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of CoalCo Shares to each such Record Holder or designated transferee or transferees of thereof by way of direct registration in book-entry form. CoalCo shall not issue paper stock certificates in respect of the CoalCo Shares. The Distribution shall be effective at the Effective Time.

(b)    Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole CoalCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)    No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of CoalCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a CoalCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional CoalCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, CoalCo or the Agent shall be required to guarantee any minimum sale price for the fractional CoalCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor CoalCo shall be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or CoalCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)    Any CoalCo Shares or cash in lieu of fractional shares with respect to CoalCo Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to CoalCo, and CoalCo or its transfer agent shall hold such CoalCo Shares and cash, if any, for the account of such Record Holder, and the Parties agree that all obligations to provide such CoalCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of CoalCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e)    Until the CoalCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, CoalCo shall regard the Persons entitled to receive such CoalCo Shares as record holders of CoalCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. CoalCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the CoalCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the CoalCo Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1    Release of Pre-Distribution Claims.

(a)    CoalCo Release of Parent. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, CoalCo does hereby, for itself and each other member of the CoalCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the CoalCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of CoalCo or a member of the CoalCo Group, in each case from: (A) all Coal Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Coal Business, the Coal Assets or the Coal Liabilities.

(b)    Parent Release of CoalCo. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) CoalCo and the members of the CoalCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the CoalCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from: (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, or any agreements, arrangements, commitments or understandings which Section 2.9(b) or the applicable Schedules thereto provide shall not terminate as of the Effective Time, in each case in accordance with their respective terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

(i)    any Liability provided in or resulting from any agreement among any members of the Parent Group or the CoalCo Group which Section 2.9(b) or the applicable Schedules thereto provide shall not terminate as of the Effective Time, or any other Liability which Section 2.9(b) provides shall not terminate as of the Effective Time [or any intercompany account that is not settled as of the Effective Time];

(ii)    any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)    any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(v)    any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement;

(vi)    any Liability that the Parties may have with respect to indemnification or contribution for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vii)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of a member of the CoalCo Group who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Coal Liability, CoalCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)    No Claims. CoalCo shall not make, and shall not permit any other member of the CoalCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against CoalCo or any other member of the CoalCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2    Indemnification by CoalCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, CoalCo shall, and shall cause the other members of the CoalCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any Coal Liability;

(b)    any failure of CoalCo, any other member of the CoalCo Group or any other Person to pay, perform or otherwise promptly discharge any Coal Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)    any breach by CoalCo or any other member of the CoalCo Group of this Agreement or any of the Ancillary Agreements;

(d)    except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding (i) for the benefit of any member of the CoalCo Group made or given by any member of the Parent Group, which survives following the Distribution or (ii) which is set forth on Schedule 4.2(d); and

(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement or any other Disclosure Document (other than the matters described in clause (e) of Section 4.3).

4.3    Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless CoalCo, each member of the CoalCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CoalCo Indemnitees”), from and against any and all Liabilities of the CoalCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any Parent Liability;

(b)    any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)    any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)    except to the extent it relates to a Coal Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding (i) for the benefit of any member of the Parent Group made or given by any member of the CoalCo Group, which survives following the Distribution or (ii) which is set forth on Schedule 4.3(d); and

(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by CoalCo.

4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then, within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    It is expressly agreed and understood that all rights to indemnification, contribution and reimbursement pursuant to this Article IV are in excess of all available insurance. Without limiting the foregoing, the Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required, or otherwise satisfy any indemnification obligation, under the terms of this Agreement pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5    Procedures for Indemnification of Third-Party Claims.

(a)    Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the CoalCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this

Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, to the extent set forth in or readily apparent from the notices and documents received by the Indemnified Party, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such Losses to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party (with the reasonable out-of-

pocket costs associated with such cooperation being at the expense of the non-controlling party). In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within twenty (20) days or such longer period, not to exceed thirty (30) days, as may be agreed by the Parties (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)    Tax Matters Agreement Coordination. The provisions of Section 4.2 through Section 4.10 hereof (other than this Section 4.5(f)) do not apply with respect to Taxes or Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6    Additional Matters.

(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such Third Party.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Substitution. In the event of an Action for which a Party is entitled to indemnification hereunder and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7    Right of Contribution.

(a)    Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees (including any costs, expenses, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof) as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Coal Assets or Delayed Coal Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the Coal Business prior to the Effective Time shall be deemed to be the fault of CoalCo and the other members of the CoalCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the CoalCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of CoalCo or any other member of the CoalCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of CoalCo or any other member of the CoalCo Group.

4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming through it or them shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Coal Liabilities by CoalCo or a member of the CoalCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10    Survival of Indemnities. The rights and obligations of each of Parent and CoalCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

4.11    Real Property Transfer Documents. Notwithstanding anything to the contrary in any of the Transfer Documents entered into in connection with the transfer of real property, no warranty or any other provision contained therein shall act to increase either Party’s Liability beyond as set forth in this Agreement. The terms of, and all covenants and agreements contained in, this Agreement, shall survive any execution and delivery of any Ancillary Agreements (including any deeds) and shall not be merged into any such instruments.

ARTICLE V

CERTAIN OTHER MATTERS

5.1    Cooperation With Respect to Insurance Matters. Parent and CoalCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall any member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the CoalCo Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the CoalCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date of any such insurance policy or other contract of insurance.

5.2    Access to Insurance Policies.

(a)    From and after the Effective Time, with respect to any actions, inactions, events, omissions, conditions, facts, circumstances, losses, damages and Liability which occurred or are alleged to have occurred, or were incurred or claimed to have been incurred by any member of either Group prior to the Effective Time, the other Party will provide the requesting Party with access to, and such requesting Party may, upon ten (10) days’ prior written notice to the other Party, make claims under, the other Party’s insurance policies in place immediately prior to the Effective Time and the other Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the requesting Party prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including but not limited to any limits on coverage or scope, and any deductibles, self-insured retentions, retrospectively rated insurance plans and other fees, costs and expenses, and shall be subject to the following additional conditions:

(i)    The requesting Party shall report any claim to the other Party as promptly as reasonably practicable, and in any event in sufficient time so that such claim may be made in accordance with the policies’ terms and conditions;

(ii)    The requesting Party and the other members of its Group shall be responsible for making payments directly to insurers where possible, and shall indemnify, hold harmless and reimburse the other Party and the members of its Group for any deductibles, self-insured retention, retrospective premium payments, and fees and expenses incurred by any member of such Group to the extent resulting from any access to, or any claims made by the requesting Party or any other members of its Group under, any insurance provided pursuant to this Section 5.2, including claims previously reported and any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by a member of the requesting Party’s Group, employees or Third Parties; and

(iii)    The requesting Party shall exclusively bear (and no member of the other Party’s Group shall have any obligation to repay or reimburse any member of the such requesting Party’s Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by any member of the requesting Party’s Group under the policies as provided for in this Section 5.2. In the event an insurance policy aggregate limit is exhausted, or believed likely to be exhausted, due to noticed claims, the requesting Party’s Group, on the one hand, and the other Party’s Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to the other Party’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that either Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to the other Party’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the other Party may elect not to reinstate the policy aggregate. In the event that the other Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the requesting Party, and the requesting Party may direct the other Party in writing to, and the other Party shall, in such case, reinstate the policy aggregate; provided that the requesting Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(b)    No member of the requesting Party’s Group, in connection with making a claim under any insurance policy of any member of the other Party’s Group pursuant to this Section 5.2, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between any member of the other Party’s Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by any member of the other Party’s Group under the applicable insurance policy or (iii) otherwise compromise, jeopardize or interfere with the rights of any member of the other Party’s Group under the applicable insurance policy, provided that, for avoidance of doubt that this Section 5.2(b) shall not preclude or otherwise restrict any member of the requesting Party’s Group from reporting claims to insurers in the ordinary course of business.

(c)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the other Party’s Group in respect of any insurance policy or any other contract or policy of insurance.

(d)    Each Party does hereby, for itself and each other member of the its Group, agree that no member of the other Group shall have any Liability whatsoever as a result of the insurance policies and practices of the members of the other Party’s Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.3    CoalCo Insurance Policies. Except as provided in Section 5.2, from and after the Effective Time, no member of the CoalCo Group shall have any rights to or under any of the insurance policies of any member of the Parent Group. At the Effective Time, the members of the CoalCo Group shall have in effect all insurance programs required to comply with the CoalCo Group’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the Coal Business. Such insurance programs shall include, among other programs: general liability, excess liability, all risk property damage (including equipment breakdown), marine and excess marine liability, commercial automobile liability, workers compensation and employers liability, excess workers compensation and employers liability, excess U.S. longshore and harbor workers, jurisdictional boiler inspection, director and officer, fiduciary liability, special risk coverage, blanket crime, employment practices, excess employment practices and surety.

5.4    Payments and Reimbursements. All payments and reimbursements by the requesting Party pursuant to Section 5.2 will be made within fifteen (15) days after the requesting Party’s receipt of an invoice therefor from the other Party. In the event that the requesting Party makes payments to insurance companies directly, then the requesting Party shall make payments in compliance with the requirements and policies and procedures with respect to insurance payments in effect prior to the Effective Time. If the other Party incurs costs to enforce the requesting Party’s obligations herein, the requesting Party agrees to indemnify and hold harmless the other Party for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.8. The other Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities and/or claims the requesting Party has made or could make in the future. No member of the requesting Party’s Group shall, without the prior consent of the other Party or otherwise as expressly permitted under this Agreement, erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with such other Party’s insurers with respect to any of such other Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The requesting Party shall cooperate with the other Party and share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters as it deems appropriate. No member of the other Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of any member of such Group for any acts or omissions by any member of the requesting Party’s Group incurred prior to the Effective Time.

5.5    Directors and Officers Policies. Prior to the Distribution Date, Parent may obtain “tail” directors and officers liability insurance policies having a policy period of six years from and after the Distribution Date with respect to acts or omissions that were committed prior to the Effective Time (“D&O Tail Program”). Such D&O Tail Program shall be consistent in all material respects and shall have material terms and conditions no less favorable than those contained in the policies comprising the Parent Directors and Officers liability insurance program in effect prior to the Effective Time (except for policy period, premium and provisions excluding coverage for wrongful acts post-dating the Effective Time). Each of the Parent Group and the CoalCo Group shall be responsible for obtaining its own Directors and Officers liability insurance policy for acts or omissions occurring on or after the Distribution Date.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1    Agreement for Exchange of Information and Cooperation.

(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and CoalCo, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information and documents or other materials (or a copy thereof) in the possession or under the control of such Party or its Group that the requesting Party or its Group requests to the extent that (i) such information relates to the Coal Business, or any Coal Asset or Coal Liability, if CoalCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is reasonably requested in connection with the requesting Party’s compliance with its obligations under this Agreement or any Ancillary Agreement, or under any contract, agreement, obligation, indenture, bond, instrument, lease, promise, arrangement, release, warranty, commitment, guaranty or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound; or (iii) such information is reasonably requested in connection with the requesting Party’s compliance with any obligation imposed by any Governmental Authority or under any applicable Law or securities exchange rule; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be commercially detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)    Without limiting the generality of the foregoing, following the Effective Time and until the first CoalCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with the other Party in its information requests and other reasonable requests to enable (i) the other Party to meet its applicable financial reporting and related obligations under applicable Laws and securities exchange rules and timetable for dissemination of its earnings releases, financial statements, periodic reports, and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws; and (iii) the other Party to meet its other applicable obligations imposed by any Governmental Authority or under any applicable Law or securities exchange rule.

6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 or 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3    Compensation for Providing Information. A Party requesting information shall reimburse the other Party for any non-de minimis, reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in good faith in accordance with the providing Party’s standard methodology and procedures.

6.4    Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, each Party agrees to use reasonable best efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain (and not destroy) all information in its possession or control at the Effective Time in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies CoalCo in writing of any such change); provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, the Tax Matters Agreement shall exclusively govern the retention of Tax-related records and the exchange of Tax-related information, and the Employee Matters Agreement shall exclusively govern the retention of employment and benefits related records.

6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Other Agreements Providing for Exchange of Information.

(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)    Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or destroy it, at the providing Party’s election; and (ii) deliver to the providing Party a written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7    Production of Witnesses; Records; Cooperation.

(a)    After the Effective Time, except in the case of an adversarial Action or Dispute between Parent and CoalCo, or any members of their respective Groups, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)    If an Indemnifying Party elects to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense or any related settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense or any related settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)    Without limiting any provision of this Section 6.7, each Party agrees to cooperate, and to cause the members of its Group to cooperate, with the other Party and the members of its Group in the defense of any infringement or similar claim with respect to any Intellectual Property, and each Party agrees not to, and not to permit any member of its respective Group to, claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Parties in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8    Privileged Matters.

(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the CoalCo Group, and that each of the members of the Parent Group and the CoalCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services shall be rendered solely for the benefit of the Parent Group or the CoalCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.

(b)    The Parties agree as follows:

(i)    Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the Coal Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the CoalCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the CoalCo Group.

(ii)    CoalCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Coal Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the CoalCo Group or any member of the Parent Group. CoalCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Coal Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the CoalCo Group or any member of the Parent Group.

(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the Coal Business, or to both the Parent Business and the Coal Business.

(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)    If any dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of its Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. In addition, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)    In the event of any adversarial Action between Parent and CoalCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)    Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged

Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise to prevent the production or disclosure of such Privileged Information.

(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and CoalCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise, and (ii) in the event of any exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity.

(h)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements to implement and/or supersede the provisions of Section 6.7 or this Section 6.8 where necessary or useful for this purpose.

6.9    Confidentiality.

(a)    Confidentiality. Subject to Section 6.10 and, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the five-year anniversary of the Effective Time, each of Parent and CoalCo, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such other Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of such other Party or any member of such other Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of its Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party shall promptly, at the request of the other Party, either return to the other

Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties and its Representatives may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices or as otherwise (and to the extent) required by applicable Law; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and the members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d)    Residual Information. Notwithstanding anything to the contrary herein, each Party and the members of such Party’s Group shall be free to use for any purpose the Residual Information resulting from access Representatives of such Party or the members of its Group have had to confidential and proprietary information concerning the other Party or any member of the other Party’s Group. The Parties acknowledge and understand that the foregoing does not constitute a license under any Intellectual Property.

6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1    Good-Faith Officer Negotiation. Subject to Section 7.4 and except as otherwise provided in any Ancillary Agreement, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Coal Assets, any Liabilities are Coal Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2    Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Notice”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in Allegheny County, Pennsylvania or such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Notice to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Notice, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests.

7.3    Arbitration.

(a)    In the event that a Dispute relating primarily to a claim for monetary damages has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Notice (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) and subject to the exceptions set forth in Section 7.4 below, be submitted to be finally resolved by binding arbitration pursuant to the CPR arbitration procedure; provided, however, that no demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on the claim or dispute would be barred by the applicable statute of limitations. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. In all arbitration proceedings conducted pursuant to this Section 7.3, the arbitrator(s) shall require exchange by the parties of (i) the names, addresses and phone numbers of each person likely to have knowledge of relevant information, identifying the subjects of the information.

(b)    Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals at least $3 million but less than $20 million. In the event that the Parties are unable to agree, after at least ten (10) days of good faith discussion, as to whether the amount in controversy hereunder is greater or less than the applicable thresholds, then the good faith determination of the party bringing the claim shall control.

(c)    The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party shall name an arbitrator; and (ii) the two (2) Party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator shall be appointed pursuant to the CPR arbitration procedure. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either Party, the sole independent arbitrator shall be appointed pursuant to the CPR arbitration procedure.

(d)    In the case of arbitration before a single arbitrator (in matters less than $3 million), the Parties shall produce non-privileged documents that are relevant to the issues raised by any claim, defense or counterclaim or on which the producing party may rely in support or in opposition to any claim, defense or counterclaim, and the arbitrator shall limit such production based on considerations of unreasonable expense, duplication and undue burden. As it relates to arbitration before a panel of three arbitrators (in matters greater than $3 million), the Parties shall produce non-privileged documents that are relevant to the issues raised by any claim, defense or counterclaim or on which the producing party may rely in support or in opposition to any claim, defense or counterclaim, including the disclosure of active electronic information maintained by no more than five custodians per party, from primary storage facilities (excluding backup facilities and tapes). The arbitrators shall limit such production based on considerations of unreasonable expense, duplication and undue burden. A maximum of three depositions per party, each for a maximum of four hours duration may be taken. The panel may allow such additional other discovery as it determines is reasonably necessary for a fair determination of the dispute. Any disputes or objections regarding discovery or the relevance of evidence shall be determined by the panel. All discovery shall be completed within 120 days of the appointment of the panel, unless the panel shall otherwise determine.

(e)    The arbitrator(s) shall issue a reasoned award. The arbitrator(s) have the right to award, on an interim basis, or include in the final award, money damages which it deems proper in the circumstances (with interest on unpaid amounts from the due date); provided that the arbitrator(s) shall not award any relief not specifically requested by the Parties and, in any event, shall not award any injunctive relief or specific performance, or any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim); and provided further that each party shall bear its own respective attorneys’ fees and costs. The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII shall toll the applicable statute of limitations for the duration of any such proceedings.

7.4    Injunctive Relief; Litigation.

(a)    Notwithstanding the foregoing provisions of this Article VII, the following categories of Disputes shall not be submitted to arbitration pursuant to Section 7.3, but instead may be pursued through the initiation of litigation in the Delaware Court of Chancery or a federal court in the District of Delaware:

(i)    any Dispute in which the claimed monetary damages exceed $20 million, or

(ii)    any Dispute which involves primarily non-monetary or injunctive relief;

(b)    Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1, or 7.2 if such action is reasonably necessary to avoid irreparable damage;

(c)    each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, in accordance with the provisions of Section 10.2(b).

(d)    In the event that the Parties are unable to agree, after at least ten (10) days of good faith discussion, as to whether the amount in controversy pursuant to this Section 7.4 is greater or less than the applicable thresholds or whether the claim involves primarily non-monetary or injunctive relief, then the good faith determination of the Party bringing the claim shall control.

7.5    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1    Further Assurances.

(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Coal Assets and the Parent Assets and the assignment and assumption of the Coal Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)    On or prior to the Effective Time, Parent and CoalCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, CoalCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)    Parent and CoalCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of CoalCo or any other member of the CoalCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) of the preceding sentence, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

(e)    To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale,” or “assignment” of the Assets and Liabilities referenced herein.

8.2    Non-Solicitation; No Hire; Non-Compete; Options.

(a)    From the Effective Time until the date that is 18 months after the Effective Time, each Party shall not, and shall cause the members of its Group not to, without the prior written consent of the other Party (which consent may be withheld for any reason), directly or indirectly, (i) hire or solicit for employment any employee of such other Party or (ii) induce or encourage any such employee to no longer be employed by such other Party; provided, however, that nothing in this Section shall prohibit a Party or the members of its Group from (A) engaging in general solicitations to the public or general advertising not targeted at employees of the other Party, (B) soliciting or hiring any employee whose employment has been terminated by the other Party following the Effective Time or (C) soliciting or hiring any employee whose employment with the other Party has been terminated by the employee following the Effective Time (but only after at least ninety (90) days have passed since the date of termination of employment).

(b)    From the Effective Time until the date that is 30 months after the Effective Time, each Party shall not, and shall cause the members of its Group not to, without the prior written consent of the other Party (which consent may be withheld for any reason), directly or indirectly, (i) engage in a Competing Business anywhere in the Restricted Territory, (ii) own any equity interest, or operate, control or participate (including as a joint venture partner, agent, representative, consultant or lender) in any Person that engages directly or indirectly in a Competing Business in the Restricted Territory (subject to any such relationship existing on the date of this Agreement); provided, however, that this Section 8.2(b) shall not apply to Leatherwood, LLC as long as Leatherwood, LLC’s operations remain substantially similar to its operations as of the Effective Date, with the primary purpose of such operations being the acquisition and maintenance of shallow oil and natural gas (including coalbed methane and natural gas liquids and any other constituents) wells for the ultimate purpose of plugging such wells for mine through.

(c)    Notwithstanding anything herein to the contrary, the prohibitions in Section 8.2 shall not apply to:

(i)    any acquisition (whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) by a Party or any member of its Group of all or any part of a business or Person that is engaged in a Competing Business where the revenues of the acquired Competing Business represent no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’s or Person’s most recently completed fiscal year; or

(ii)    the ownership by a Party or any member of its Group, directly or indirectly, of less than five percent (5%) of any class of the securities of any Person traded on a national or international securities exchange;

(d)    In the event that a Party or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, such Party shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section.

(e)    Each Party acknowledges that (i) the covenants set forth in this Section 8.2 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement, and (ii) this Section 8.2 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement, any Ancillary Agreement or any other document contemplated by this Agreement.

(f)    It is the intention of the Parties that if any restriction or covenant contained in this Section 8.2 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.2 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 8.2) that would be valid and enforceable under such applicable Law.

(g)    Subject to, or to the extent restricted or limited by, or to the extent not prohibited by existing permits or agreements, the CoalCo Group members grant to Parent the sole, exclusive, and irrevocable right and option (“Parent Option”) to purchase and acquire, or cause a member of the Parent Group to purchase and acquire, any and all oil and natural gas interests (including natural gas liquids and any other constituents), and all associated rights to produce, that are purchased, leased, or otherwise acquired or controlled by any such CoalCo Group member via an express grant thereof within the 30 month period after the Effective Date in the

Restricted Territory; provided, however, for the avoidance of doubt, that the Parent Option set forth herein does not give Parent (or member of Parent Group) any rights to purchase and acquire coalbed methane contained in any coal seam. Subject to, or to the extent not restricted by or limited to, or to the extent not prohibited by existing permits or agreements, the Parent Group members grant to CoalCo the sole, exclusive, and irrevocable right and option (“CoalCo Option,” and together with the Parent Option, the “Options”) to purchase and acquire, or to cause a member of the CoalCo Group to purchase and acquire, any and all coal interests (excluding coalbed methane), and all associated mining rights, that are purchased, leased, or otherwise acquired or controlled by any such Parent Group member via an express grant thereof within the 30 month period after the Effective Date in the Restricted Territory. The CoalCo Group members (or any of them, as applicable), with respect to the Parent Option, and the Parent Group members (or any of them, as applicable), with respect to the CoalCo Option, shall be referred to herein as the “Optionor,” and Parent, with respect to the Parent Option, and CoalCo, with respect to the CoalCo Option, shall be referred to as the “Optionee.” The applicable Optionor shall provide written notice to the applicable Optionee not more than thirty (30) Business Days after such Optionor’s purchase, lease, or other acquisition of any interest subject to the relevant Option (each, an “Option Notice”), and, at such Optionee’s written election delivered to the applicable Optionor within thirty (30) Business Days after the Optionee’s receipt of such Option Notice, the relevant Optionor and Optionee, or Optionee’s designee, shall enter into an agreement for the purchase of such covered interests in a mutually agreeable form. The purchase price to be paid to the relevant Optionor shall be determined by a good faith allocation of the consideration paid by the pertinent Optionor(s) for each of the estates purchased, leased, or otherwise acquired as part of the same transaction, and the amount of consideration allocated to the interests that are subject to the relevant Option shall be the purchase price; provided, however, that if no consideration is paid, a good faith estimate of fair market value shall be utilized in the allocation; provided further, that to the extent the interests that are subject to the relevant Option are not freely conveyable, assignable, or transferrable, the applicable Optionor shall promptly offer to provide the beneficial ownership of such interests to the Optionee or its designee, and the Optionor and Optionee, or its designee, agree to attempt to negotiate in good faith a mutually acceptable means by which the Optionee, or its designee, will reimburse the applicable Optionor for not more than such Optionor’s fair share of the costs associated with obtaining such interests. For the avoidance of doubt, the Parent Option shall not apply to any interests purchased, leased or otherwise acquired or controlled by any CoalCo Group member after the thirtieth (30th) month following the Effective Date and shall expire and be of no further force and effect sixty (60) Business Days after such thirty (30) month period, and the CoalCo Option shall not apply to any interests purchased, leased or otherwise acquired or controlled by any Parent Group member after the thirtieth (30th) month following the Effective Date and shall expire and be of no further force and effect sixty (60) Business Days after such thirty (30) month period. This Parent Option is personal to Parent and may not be assigned by Parent, and this CoalCo Option is personal to CoalCo and may not be assigned by CoalCo, except to the extent that Parent and CoalCo may designate a designee to take title to interests acquired pursuant to the Options.

8.3    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent, compounded semiannually, from such due date to the date paid.

8.4    Inducement. Each of CoalCo and Parent acknowledges and agrees that the other’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by its covenants and agreements in this Agreement and the Ancillary Agreements, including its assumption and/or retention of the Coal Liabilities or the Parent Liabilities, as applicable, pursuant to the Separation and the provisions of this Agreement and its covenants and agreements contained in Article IV.

8.5    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement and all Ancillary Agreements (except as otherwise provided therein), may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including CoalCo or Parent’s stockholders. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement and (except as otherwise provided therein) all Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively or when otherwise deemed effective as provided therein.

(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and Distribution and would not have been entered into independently.

(c)    Parent represents on behalf of itself and each other member of the Parent Group, and CoalCo represents on behalf of itself and each other member of the CoalCo Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2    Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a)    This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)    Subject to the provisions of Article VII, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

(c)    EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and under all Ancillary Agreements (unless and except to the extent specifically provided for in such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4    Third-Party Beneficiaries. Except for any Parent Indemnitee or CoalCo Indemnitee (in their respective capacities as such) expressly entitled to indemnification rights under this Agreement or any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and parties thereto, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5    Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail postage prepaid, return receipt requested, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

CONSOL Energy Inc.

Attention: Chief Legal Officer

Facsimile:

If to CoalCo, to:

CONSOL Mining Corporation

Attn: Chief Legal Officer

Facsimile:

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9    Publicity. Prior to the Effective Time, each of CoalCo and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, or except as in the common course of placing transfer documents and other instruments of record in the applicable county or state real property records systems.

10.10    Expenses. Except as otherwise expressly set forth in this Agreement (including Section 2.16(b)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred (a) on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Distribution, the Form 10 and the consummation of the transactions contemplated hereby and thereby (including third party fees and expenses incurred on a non-recurring basis as a result of such transactions) and (b) after the Effective Time, in each case, shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses; provided, that the costs and expenses set forth on Schedule 10.10 shall be allocated between the Parties as set forth therein.

10.11    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

10.13    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party hereto or parties thereto, respectively, who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes to such agreement (including all Schedules, Exhibits and Appendixes); (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in Pittsburgh, Pennsylvania or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” ; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date set forth on the cover page of this Agreement.

10.17    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither CoalCo or any member of the CoalCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (including lost profits or lost revenues) arising in connection with the transactions contemplated hereby (other than any such Liability to the extent awarded to a Third Party with respect to a Third-Party Claim).

10.18    Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. CoalCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the CoalCo Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19    Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Executive Vice President and Chief Administrative Officer

CONSOL MINING CORPORATION

By:	/s/ James A. Brock
Name:	James A. Brock
Title:	Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]